Exhibit 5.1

CONYERS DILL & PEARMAN
29th Floor
One Exchange Square
8 Connaught Place
Central
Hong Kong
T +852 2524 7106 | F +852 2845 9268
conyers.com

31 March 2026

Matter No: 1009398

Doc ID: 111719846

(852) 2842 9552

Christopher.Bickley@conyers.com

Alexander.Doyle@conyers.com

VisionSys AI Inc

2 Hammarskjold Plaza, Room 10B

2nd Avenue, New York, NY 10017

USA

Re: VisionSys AI Inc (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with the Company’s shelf registration statement on Form F-3 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on 15 January 2025, as amended by Amendment No. 1 filed on 21 July 2025 and Amendment No. 2 filed on 12 August 2025 relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of a preliminary prospectus dated 15 January 2025 (the “Base Prospectus”) as amended by a prospectus supplement dated 11 November 2025 and a prospectus supplement dated 31 March 2026 (together, the “Prospectus Supplements”, and collectively with the Base Prospectus, the “Prospectus”) in connection with the offer of up to US$5,000,000 of registered securities of the Company, consisting of Class A Ordinary Shares of the Company of par value US$0.001 (the “Ordinary Shares”) represented by American Depositary Shares (the “ADSs”, and together with the Ordinary Shares, the “Securities”), with each ADS representing two hundred fifty Ordinary Shares (collectively, the “Registered Direct Offering”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined copies of the following documents:

1.1	the Registration Statement; and

1.2	the Prospectus.

The documents listed in items 1.1 and 1.2 above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed copies of the following:

1.3	unanimous written resolutions of all the directors of the Company dated 27 February 2014, 15 January 2025, 12 November 2025, 13 November 2025 and 28 March 2026 respectively (together, the “Resolutions”);

1.4	the fifth amended and restated memorandum of association and fifth amended and restated articles of association of the Company as amended by special resolution of the shareholders of the Company dated 13 November 2025 (the “Constitutional Documents”);

1.5	a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 30 March 2026 (the “Certificate Date”); and

1.6	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2	ASSUMPTIONS

We have assumed:

2.1	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3	the capacity, power and authority of each of the parties, other than the Company, to enter into and perform its respective obligations under (a) the definitive agreements relating to the Securities (the “Securities Agreements”), (b) the Documents, and (c) under any and all other documents entered into by such parties in connection with the issuance of the Securities;

2.4	the due execution and delivery of the Securities Agreements, the Documents and any and all other documents entered into in connection with the issuance of the Securities by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby;

2.5	the accuracy and completeness of all factual representations made in the Securities Agreements, the Documents and other documents reviewed by us;

2.6	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been, and will not be, rescinded or amended;

2.7	that any conditions to which the Resolutions are subject will have been satisfied and/or waived;

2.8	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.9	that on the date of allotment (where applicable) and issuance of any Securities, the Company is, and after any such allotment and issuance the Company is and will be able to, pay its liabilities as they become due;

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2.10	that the Company will issue the Securities in furtherance of its objects as set out in its amended and restated memorandum of association;

2.11	that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein;

2.12	that the Company will have sufficient authorised and unissued share capital to effect the issue and allotment of any Class A Ordinary Shares of the Company at the time of issuance, whether as a principal issue or on the conversion, exchange, or exercise of any Securities;

2.13	that the form and terms of any and all Securities or other securities (or other obligations, rights, currencies, commodities or other subject matter) comprising the same or subject thereto, the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the Constitutional Documents nor any applicable law, regulation, order or decree in the Cayman Islands, and the validity and binding effect of such agreements under their respective governing laws;

2.14	that all necessary corporate action will be taken to authorise and approve any issuance of the Securities, the terms of any offering thereof and related matters, and that the Securities Agreements and any applicable supplements to the Prospectus (each, a “Prospectus Supplement”), and any other purchase, underwriting or similar agreement will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

2.15	that the Securities Agreements, any other purchase, underwriting or similar agreement and any other agreement or other document relating to any of the Securities will be legal, valid and binding in accordance with its terms pursuant to its governing law;

2.16	that upon the issue of any Securities to be sold by the Company or upon exercise of the conversion or exchangeable rights or purchase rights to the Securities, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value of the Class A Ordinary Shares of the Company to be issued pursuant thereto, as applicable;

2.17	that the Securities to be offered and sold, will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms pursuant to the applicable governing law and jurisdiction (except to the extent that we expressly opine herein on matters of Cayman Islands law);

2.18	that the Company has not taken any action to appoint a restructuring officer;

2.19	that the issuance and sale of and payment for the Securities will be in accordance with the Securities Agreements and any other purchase, underwriting or similar agreement duly approved by the board of directors of the Company and/or where so required, the shareholders of the Company and the Documents (including any post-effective amendment thereto and any Prospectus Supplement);

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2.20	the validity and binding effect under the laws of the United States of America of the Documents and that the Registration Statement will be duly filed with the Commission;

2.21	there is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents and the Securities;

2.22	no restrictions notice (the “Restrictions Notice”) under the Beneficial Ownership Transparency Act has been issued or will be issued with respect to or that may affect, directly or indirectly, any of the shares, interest, rights or obligations of the Company that are the subject of the transactions referred to in the Securities Agreements (the “Relevant Interests”);

2.23	that the Registration Statement has been declared effective by the Commission prior to, or concurrent with, the sale of the Securities pursuant to the Registration Statement; and

2.24	that the Registered Direct Offering and the transactions contemplated thereunder comply with the requirements of the applicable rules of the Nasdaq Capital Market.

3	QUALIFICATIONS

3.1	The obligations of the Company under the Documents and in connection with any offer, issuance and sale of any Securities:

(a)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(b)	will be subject to statutory limitation of the time within which proceedings may be brought;

(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(d)	may not be given effect to by a Cayman Islands court, whether or not it was applying foreign laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty;

(e)	in the case of any applicable purchase, underwriting or similar agreement and any other agreement or document relating to the issue of the Class A Ordinary Shares of the Company, may be subject to the common law rules that damages against the Company are only available where the purchaser of the Class A Ordinary Shares of the Company rescinds such agreement; and

(f)	may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company under the Documents and any Securities if there are other proceedings in respect of the Documents and any Securities simultaneously underway against the Company in another jurisdiction.

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3.2	We express no opinion as to the enforceability of any provision of any document which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

3.3	Enforcement of the Securities Agreements to the extent they relate to the Relevant Interests may be affected or prohibited if a Restrictions Notice is issued in respect of such Relevant Interests in accordance with the Beneficial Ownership Transparency Act.

3.4	We express no opinion as to the meaning, validity or effect of any references to foreign (non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Securities Agreements.

3.5	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

3.6	We have not reviewed any of the Securities Agreements to be issued thereunder and our opinions are qualified accordingly.

3.7	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and is not to be relied upon in respect of any other matter.

4	OPINIONS

On the basis of and subject to the foregoing, we are of the opinion that:

4.1	The Company is duly registered by way of continuation and existing under the law of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

4.2	When duly issued and fully paid for as contemplated in the Documents, any post-effective amendment thereto and any Prospectus Supplement, the Class A Ordinary Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

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4.3	When duly issued, executed, delivered and fully paid for as contemplated in the Securities Agreements, the Documents, any post-effective amendment thereto and any Prospectus Supplement, the Securities (other than the Class A Ordinary Shares) will be validly issued and constitute the valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman

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